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                                                                   EXHIBIT 10.80

                          PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement ("Agreement") is entered into this 4th day of May, 2001, by and between Tipperary Oil & Gas Corporation, a Texas corporation ("Seller"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, and Koch Exploration Company, a Kansas corporation ("Buyer"), the address of which is 20 East Greenway Plaza, Houston, Texas 77046.

                                   RECITALS:

     A. Seller wants to sell an undivided percentage of its leasehold working interest in certain undeveloped oil and gas properties and other assets to Buyer in accordance with the terms of this Agreement.

     B. Buyer wants to buy an undivided percentage of Seller's leasehold working interest in those certain oil and gas properties and other assets in accordance with the terms of this Agreement.

     NOW THEREFORE, for and in consideration of the terms of this Agreement, the adequacy of which is hereby acknowledged, the parties agree as follows:

     1.   Assets to be Sold and Purchased. Subject to and in accordance with the
          -------------------------------
terms hereof, Seller agrees to sell, assign, transfer, and convey to Buyer, and Buyer agrees to purchase from Seller the following assets, agreements and records. Such sale, transfer, assignment and conveyance shall be performed pursuant to an instrument, generally in the form of the Assignment ("Assignment"), attached hereto as Exhibit C.

     (a) An undivided fifty percent (50%) of Seller's right, title and interest in and to Seller's leasehold working interests in all: (i) oil and gas leases and any other mineral leases, and (ii) farmout agreements or other agreements but only insofar as (i) and (ii) are attributable to the real property described in Exhibits A-1 and A-2 (including any of Seller's interest in any contiguous outside acreage of lands included, in part, within the real property described in Exhibits A-1 and A-2). Such working interests are subject to and Buyer shall take such interests subject to all royalties, overriding royalties and other burdens on the Oil and Gas Properties.

          (b) An eighty percent (80%) (based on 100% working interest), net revenue interest in each leasehold interest that constitutes part of the Oil and Gas Properties; provided, however, if Seller holds less than a 100% working interest in any particular lease then the net revenue interest as to such lease shall be proportionately reduced. Notwithstanding anything herein to the contrary, as to each leasehold interest that constitutes part of the Oil and Gas Properties, Seller reserves unto itself and its successors and assigns an overriding royalty interest equal to the difference between: (i) twenty percent (20%) and (ii) the total amount of the royalty and overriding royalty interests that were a burden on said leasehold interest at the time acquired by Seller; provided however, if Seller acquired less than a 100% working interest in any particular lease, then the overriding royalty herein reserved by Seller as to such particular lease shall be accordingly proportionately reduced. Consistent

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with, and by way of example but not limitation, if Seller acquired only a fifty percent (50%) working interest in a lease and said interest entitled Seller to a forty-four percent (44%) net revenue interest ("NRI") as to said lease, then with regard to the twenty-five percent (25%) working interest Buyer will acquire hereunder as to said lease, the NRI attributable to said 25% working interest will be only twenty percent (20%), and Seller will reserve and own a two percent (2%) overriding royalty. Said 2% represents the difference between 22% (which is the NRI to which Buyer's 25% working interest would have been entitled in the absence of Seller's reservation of the overriding royalty) and 20%. For the avoidance of doubt, this subsection shall only apply to the real property described in Exhibits A-1 and A-2.

     (c) To the extent Seller may lawfully assign and convey the same, an undivided fifty percent (50%) of Seller's right, title and interest in and to all documents and agreements relating to the Oil and Gas Properties, to the extent and only to the extent related thereto, including without limitation: contracts; leases; operating agreements; surface agreements and gas balancing agreements; oil, gas and condensate purchase and sale agreements; processing, gathering, compression and transportation agreements; joint venture agreements; farmout agreements; farm-in agreements; dry hole agreements; bottom hole agreements; acreage contribution agreements; area of mutual interest agreements; saltwater disposal agreements; servicing contracts; easements; right of way agreements; servitudes, unitization or pooling agreements; lease files; abstracts and title opinions; permits and licenses; accounting records; electric logs and geological, engineering, and other technical data and records; and all other files, documents, contracts, agreements and records that directly relate to the Oil and Gas Properties; provided however, Seller shall retain the originals of any or all of the foregoing.

     (d) The real property interests described in subsections (a) and (b) are sometimes collectively referred to as "Oil and Gas Properties," or as an "Oil and Gas Property." The Oil and Gas Properties and the personal property described in subsection (c) are sometimes collectively referred to as the "Assets."

     2.   Consideration; Taxes and Fees.  Upon the terms and subject to the
          -----------------------------
conditions of this Agreement, Buyer shall pay to Seller an amount equal to One Hundred Fifty Dollars ($150) multiplied by Buyer's Total Net Mineral Acres (hereinafter defined) ("Purchase Price"). Buyer shall pay Seller the Purchase Price in the following manner:

     (a)  For Buyer's Total Net Mineral Acres listed on Exhibit A-1:

          (i) Buyer shall pay Seller one-half (1/2) of the Purchase Price in cash at the Closing.

          (ii) As to the one-half (1/2) of the Purchase Price not paid at the Closing (the "Closing Purchase Price Balance" which collectively with the Additional Purchase Price Balance, if any, shall be the "Purchase Price Balance"), Buyer shall pay such amount by payment or reimbursement as follows:

               (A) Buyer shall pay Seller (up to and until the Purchase Price Balance is exhausted) for the costs for drilling, completing and equipping wells for production, through the

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tanks and through the gas meter if the gas meter is on location, for which
Seller is responsible under: (I) the Beartooth Agreements (hereinafter defined),
(II) the Operating Agreement (hereinafter defined), and (III) any other agreements as to which Seller and Buyer both either are parties or have agreed to participate, but not for any operating costs. Buyer shall pay Seller within thirty (30) days after its receipt of each invoice for Seller's share of said costs.

          (B) If the entire Purchase Price Balance has not been invoiced and paid under subsection (A) within eighteen (18) months of the Closing, subject to tolling for conditions of Force Majeure (hereinafter defined), then following said 18 months, Seller shall invoice Buyer for the remainder of the Purchase Price Balance, and Buyer shall pay said remainder to Seller within thirty (30) days after its receipt of said invoice. Notwithstanding anything herein or in the Operating Agreement to the contrary, however, if Buyer in any manner sells, assigns, transfers, or conveys any interest in the Assets prior to the Purchase Price Balance being paid, then the portion of the Purchase Price Balance that as of such time has not been paid to Seller under subsection (A) shall be immediately due and payable by Buyer, and shall remain an unconditional and absolute obligation of Buyer regardless of any assignment, and Buyer and said assignee shall be jointly and severally liable for the payment of the Purchase Price Balance. Buyer grants Seller a first and prior lien on Buyer's interests in the Assets to secure Buyer's obligations under this subsection (B).

     (b)  For Buyer's Total Net Mineral Acres listed on Exhibit A-2:

          (i) Buyer shall pay Seller one-half (1/2) of the Purchase Price in cash within thirty (30) days of Seller presenting Buyer with a recorded lease for the Individual Property Mineral Acres provided such lease is presented to Buyer within six (6) months of the date of Closing.

          (ii) As to the one-half (1/2) of the Purchase Price not paid pursuant to Section 2(b)(i) (the "Additional Purchase Price Balance"), Buyer shall pay such amount by payment or reimbursement as provided in Section 2(a)(ii).

     (c) "Buyer's Total Net Mineral Acres" means one-half (1/2) of the total of all the Individual Property Mineral Acres. "Individual Property Mineral Acres" means, as to each tract of land that constitutes part of the Oil and Gas Properties identified in Exhibits A-1 and A-2, the number of acres in such tract multiplied by Seller's Working Interest. "Seller's Working Interest" means the working interest for such tract as specified in Exhibits A-1 and A-2. If Seller's Working Interest in any tract is not uniform as to all formations, then for purposes hereof, the calculation of its Individual Property Mineral Acres in such tract shall be based on its largest working interest in the Williams Fork Formation. "Force Majeure" means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, action, inaction, or delay of Governmental Body, unavailability of permits, unavailability of equipment or services, and any other cause whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Buyer.

     (d) Buyer shall reimburse Seller for any and all sales, use, documentary, and transfer taxes and fees imposed on this transaction, and all recording and filing fees incurred by Seller in connection herewith.

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     3.   Beartooth Agreements. (a) Seller and Beartooth Oil & Gas Company
          --------------------
("Beartooth") entered into the following agreements (collectively, "Beartooth Agreements"): (i) that certain letter agreement dated November 8, 2000; and (ii) that certain letter agreement dated December 18, 2000 (which included exhibits), as amended by that certain letter agreement dated March 30, 2001 ("December Letter Agreement"). Buyer acknowledges that it received a copy of the Beartooth Agreements and agrees to be bound by the terms thereof.

     (b)  Unless Seller and Buyer mutually agree otherwise:

          (i) On or before July 15, 2001, and subject to any extensions granted by Beartooth due to regulatory or rig availability delays, Seller shall commence or cause to be commenced the drilling of the two wells described in Section C.1. of the December Letter Agreement (which wells are presently expected to be the Walker No. 12-1 and Walker No. 3-1, as identified to Buyer in the materials previously furnished to Buyer), and at least three wells as described in Section
C.6. of the December Letter Agreement, and at least thirty (30) days prior to their commencement dates, Seller shall furnish Buyer with AFE's identifying the location and estimated costs of said wells, and

          (ii) Buyer shall fully participate (to the extent of its interest) in, and pay its share of costs for the two wells described in Section C.1. of the December Letter Agreement, and therefore may not make any non-consent elections.

     4.   Operating Agreement. The Oil and Gas Properties shall be governed by
          -------------------
an operating agreement identical in form and substance to that attached hereto as Exhibit B ("Operating Agreement") unless the parties mutually agree otherwise; provided, however, the terms of the operating agreement with Beartooth shall continue to govern the Oil and Gas Properties as to depths between the surface and the base of the Almond Formation for the leases identified in and subject to the Beartooth Agreements. To the extent, however, the Operating Agreement's terms are inconsistent with the terms hereof, this Agreement shall control.

     5.   Area of Interest. (a) There shall be an area of interest ("Area of
          ----------------
Interest") that includes all lands within one (1) mile of the boundaries of the Oil and Gas Properties, described in Exhibits A-1 and A-2 (including any interest in any contiguous outside acreage of lands included, in part, within the real property described in Exhibits A-1 and A-2).

     (b)(i) During the term of the Operating Agreement and for one year following the end thereof, if either party or an affiliate acquires any interest of any nature in any property wholly or partially within the Area of Interest for itself or for any third party, one-half (1/2) of said interest in the property (including that portion of the property partially outside of the Area of Interest) shall be offered to the other party as provided in this Section. An interest shall be deemed to have been acquired at the time the party entered into the contract or instrument that gave rise to the interest. Consistent with the foregoing, for interests in the nature of options, purchase contracts, farmout agreements, or other rights to acquire an interest, the date such interest was acquired shall be the date the party entered into the contract, which may or may not differ from its effective date.

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          (ii)(A) All references in this Section to acquisitions by a party also include acquisitions of any affiliate of such party. Each party hereby warrants, represents, and covenants that it has and will maintain the right, power, and authority to bind and act on behalf of any affiliate with regard to the terms and purpose of this Section, including the right to give and receive notices, and make elections, on behalf of the affiliate.

                  (B) For purposes hereof, "affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise that: (I) as to Buyer, Controls, is Controlled by, or is under common Control with Buyer or any of its officers or employees, and (II) as to Seller, is owned or Controlled by Tipperary Corporation (of which Seller is a subsidiary) or Seller, or is an officer or employee of Tipperary Corporation or Seller.

                  (C) For purposes hereof, "Control" means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through: (I) the legal or beneficial ownership of voting securities or membership interest, (II) the right to appoint managers, directors, or corporate management, (III) contract, (IV) operating agreement,
(V) voting trust, or (G) otherwise; and when used with respect to a person, means the actual or legal ability to control the actions of another through family relationship, agency, contract, or otherwise.

     (c)(i) Within fifteen (15) days after the acquisition of any interest in property wholly or partially within the Area of Interest, the acquiring party shall notify the other party. The notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why it made the acquisition. The acquiring party shall: (A) promptly make available to the other party any and all information in its possession, under its control, or reasonably available to it regarding the acquisition, (B) promptly provide the other party with any information it subsequently acquires regarding the acquisition, and (C) be deemed to have warranted and represented that to the best of its knowledge, information, and belief, it has provided all such information in its possession, under its control, or reasonably available to it.

          (ii) If the notified party, within thirty (30) days after receiving from the acquiring party the notice and access to information required by subsection (i), gives notice that it wants to acquire such interest, the acquiring party shall convey to it, by special warranty, the applicable proportionate percentage of the interest acquired, and the notified party shall concurrently pay the acquiring party the applicable proportionate percentage of the actual out-of-pocket acquisition costs. If the notified party does not give notice of an election to acquire the interest within said 30 days, then it shall have no right or interest in the acquired interest that was offered to it.

     (d) For purposes of this Section, the acquisition of stock, stock rights, or an equity interest of any nature in any entity owning properties situated wholly or partly within the Area of Interest shall constitute an acquisition of properties within the Area of Interest, even though such other provisions of this Section do not refer to such stock, stock rights, or equity interest. For the avoidance of doubt, only such properties within the Area of Interest including any contiguous acreage included in part within the Area of Interest shall be offered to the other party as described herein.

                                       5
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     6.   Warranties, Representations, and Covenants.  (a) Each party, as to
          ------------------------------------------
itself only, warrants, represents, and covenants to the other party that:

          (i) It is a corporation duly organized, legally existing and in good standing under the laws of the state of its incorporation, as first set out above.

          (ii) It is qualified to do business in, and is in good standing, in Colorado.

          (iii) It has full power and authority to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and performance of its obligations hereunder.

          (iv) This Agreement, and all documents and instruments required hereunder to be executed and delivered at Closing, will, when executed, delivered, and accepted, constitute each such party's legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor's rights and as limited by general equitable principles.

          (v) There are no pending suits, actions, arbitrations, mediations, or other proceedings to which it has been served process or received notice before any court or governmental body which would hinder, impede or prevent the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. To the best knowledge of its management, there are no pending suits, actions, arbitrations, mediations or proceedings as to which it has not been served process or received notice or that are threatened before any court or governmental body which would hinder, impede, or prevent it from consummating the transactions contemplated by this Agreement.

          (vi) This transaction will not violate or conflict with any provision of its Bylaws or Articles of Incorporation; result in the breach of any term or condition of or terminate or constitute a default or cause the acceleration of any obligation under any agreement or instrument to which it is a party or is otherwise bound; or violate or conflict with any applicable judgment, decree, order, permit, law, rule or regulation.

     (b) Seller warrants and represents to Buyer that:

          (i) Seller is unaware of any material facts or circumstances regarding the Assets that have not been disclosed to Buyer, but that should be disclosed to Buyer in order for it to make an informed decision as to whether to have entered into this Agreement or in order to make an informed due diligence evaluation of the Assets.

          (ii) Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Buyer; any such obligation or liability that might exist shall be the sole obligation of Seller.

                                       6
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          (iii)  The studies, reports, agreements and documents Seller has provided Buyer related to the Oil and Gas Properties (the "File") are true and correct copies of the documents they purport to be and have not been superseded, amended, modified, canceled or otherwise changed except as disclosed in the File.

          (iv) As of Closing, there are no unpaid ad valorem taxes or assessments due and payable against the Assets or any penalties or interest thereon.

          (v) There are no (i) mechanic's liens or similar liens or claims that have been filed for work, labor or material affecting the Assets; and (ii) accounts payable of Seller owed to vendors, contractors, subcontractors, laborers, mechanics, materialmen or any other person or entity, which, if unpaid, would or might constitute a basis on which mechanic's liens or similar liens could attach to the Assets.

          (vi) There are no amounts owed by Seller to owners of royalty, overriding royalty, production payment and other similar interests and/or to co-working interest owners with respect to the production of oil or gas from the Assets remaining unpaid for more than forty-five (45) days from the end of the month during which such oil and/or gas was produced.

          (vii)  Seller has good leasehold title to the Oil and Gas Properties.

          (viii) Seller warrants that the leasehold interests are not burdened with royalty or overriding interests in excess of twenty percent (20%) and that Seller can convey to Buyer an eighty percent (80%) (based on 100% working interest), net revenue interest in each leasehold interest that constitute part of the Oil and Gas Properties.

     (c) Buyer warrants, represents, and covenants to Seller that:

          (i) It is a knowledgeable and experienced purchaser, owner and operator of oil and gas properties, and is acquiring the Assets for its own account, and not with a view to or the intent to make a resale or distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a resale or distribution thereof in violation of any other applicable securities laws.

          (ii) Buyer has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Seller; any such obligation or liability that might exist shall be the sole obligation of Buyer.

     7. Seller's Disclaimer of Warranties, Representations, and Covenants. (a) WITH RESPECT TO THE ASSETS, THIS AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY, SELLER'S WARRANTIES AND REPRESENTATIONS AS EXPRESSLY SET OUT IN SECTION 6 AND IN THE ASSIGNMENT EXECUTED PURSUANT HERETO ARE EXCLUSIVE AND IN LIEU OF ANY AND ALL OTHER WARRANTIES, REPRESENTATIONS, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AND SELLER DISCLAIMS ANY AND ALL OTHER

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WARRANTIES, REPRESENTATIONS, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY OR
OTHERWISE.

     (b) CONSISTENT WITH AND NOT AS A LIMITATION ON SUBSECTION (a), THE INTEREST IN THE ASSETS SHALL BE PURCHASED, SOLD, AND CONVEYED "AS IS, WHERE IS", WITHOUT ANY WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, RELATING TO:

          (i) THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, OR MERCHANTABILITY OF ANY IMMOVABLE PROPERTY, MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, AND OTHER FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE ASSETS;

          (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR OTHER VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN;

          (iii) ANY AND ALL IMPLIED WARRANTIES, REPRESENTATIONS, OR COVENANTS EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT; AND

          (iv) EXCEPT AS PROVIDED OTHERWISE IN SUBSECTION (a), WITHOUT ANY OTHER WARRANTY, REPRESENTATION, OR COVENANT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE.

     (c) CONSISTENT WITH BUT NOT AS A LIMITATION ON SUBSECTIONS (a) AND (b), SELLER IS SELLING AND BUYER IS BUYING THE INTEREST IN THE ASSETS WITH ALL DEFECTS AND FAULTS (LATENT OR APPARENT).

     8.   Certain Covenants of Seller. Seller shall use reasonable efforts,
          ---------------------------
consistent with industry practices in transactions of this type, to identify and obtain all permissions, approvals, and consents of federal, state and local governmental authorities and others including but not limited to the consents for assignments of leases, easements, rights of way, permits and contracts as may be required to consummate the sale contemplated hereunder.

       9. Indemnification.  (a) Seller shall indemnify Buyer, its successors
          ---------------
and assigns and each of their respective officers, directors, managers, members, employees, stockholders, agents and representatives against and hold them harmless from any loss suffered or incurred by any such indemnified party to the extent arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any covenant of the Seller contained in this Agreement and (iii) the management, control, ownership or operation of the Assets or any act or omission of Seller or their affiliates before the Closing in connection with the Assets, regardless of when a claim

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is recognized or asserted with respect to such loss; provided, however, that (A)
Sellers' aggregate liability for breach of Section 6(b)(vii) shall in no event exceed $300,000; and (B) the representation and warranty of Seller set forth in
Section 6(b)(vii) shall survive the Closing and shall terminate at the close of business two (2) years following the Closing.

     (b) Buyer shall indemnify Seller, its successors and assigns and each of their respective officers, directors, managers, members, employees, stockholders, agents and representatives against and hold them harmless from any loss suffered or incurred by any such indemnified party to the extent arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered pursuant hereto and (ii) any breach of any covenant of Buyer contained in this Agreement.

     10.  Conditions Precedent to the Obligations of Buyer.  Buyer's obligation
          ------------------------------------------------
to purchase the Assets is subject to each of the following conditions being met prior to or at the Closing:

     (a) Each and every warranty and representation of Seller under this Agreement shall be true and accurate in all material respects as of Closing, the same as if made at Closing, except as to changes specifically contemplated by this Agreement or waived by Buyer;

     (b) Seller shall have complied in all material respects (or compliance shall have been waived by Buyer) with each and every covenant required by this Agreement to be performed by Seller prior to or at the Closing; and

     (c) Any and all other conditions precedent in Buyer's favor have been satisfied or waived.

     11.  Conditions Precedent to the Obligations of Seller.  Seller's
          -------------------------------------------------
obligation to sell the Assets is subject to each of the following conditions being met prior to or at the Closing:

     (a) Each and every warranty and representation of Buyer under this Agreement shall be true and accurate in all material respects as of Closing, the same as if made at Closing, except as to changes specifically contemplated by this Agreement or waived by Seller;

     (b) Buyer shall have complied in all material respects (or compliance shall have been waived by Seller) with each and every covenant required by this Agreement to be performed by Buyer prior to or at the Closing; and

     (c) Any and all other conditions precedent in Seller's favor have been satisfied or waived.

     12.  Standstill.  Unless both parties mutually agree otherwise, both
          ----------
parties agree that after Buyer has expended Six Million Dollars ($6,000,000) (inclusive of the Purchase Price) on costs and expenses hereunder neither party will propose the drilling of any additional wells for a period of six (6) months from Buyer providing Seller of written notice of such expenditure to allow the parties to test and gather data from the existing wells.

     13.  Closing.  (a) Subject to the conditions stated in this Agreement, the
          -------
closing ("Closing") of the transaction contemplated hereby shall take place in the offices of Seller, in Denver, Colorado, on May 4, 2001, at 10:00 a.m. Mountain Daylight Time, or at such other date and time as Buyer and Seller may agree ("Closing Date").

     (b)  At the Closing, Seller shall:

          (i) execute, acknowledge and deliver to Buyer an Assignment in the form attached hereto as Exhibit C (with Exhibit A being attached thereto), effective as of 7:00 a.m., Mountain Time on May 4, 2001;

          (ii) execute and deliver to Buyer an affidavit or other certification (as permitted by the Internal Revenue Code of 1986) having the form and language as Exhibit E attached hereto, to the effect that Seller is not a "foreign person" within the meaning of Section 1445 (or similar provisions) of the Internal Revenue Code of 1986; and

          (iii) provide Buyer with Seller's Officer's Certificate having the form and language of Exhibit D-1 attached hereto.

     (c)  At the Closing, Buyer shall:

          (i) deliver to Seller by wire transfer in immediately available funds, to an account designated by Seller in a bank located in the United States, an amount equal to one-half (1/2) of the Purchase Price for Buyer's net mineral acres listed on Exhibit A-1, and

          (ii) provide Seller with Buyer's Officer's Certificate having the form and language of Exhibit D-2 attached hereto.

     (d) Buyer shall execute, acknowledge and file the Assignment for record immediately upon receipt thereof and will furnish to Seller a copy of the recorded document promptly after Buyer's receipt of such recorded instrument from the clerk in each county in which the Assignment is recorded.

     14.  Notices. All notices, demands or communications ("Notices") under this
          -------
Agreement shall be in writing and shall be addressed to the party as set forth below. All Notices shall be given by: (a) personal delivery, (b) first class mail, postage prepaid, or (c) a nationally recognized overnight courier service. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery or by overnight courier, on the date of delivery if delivered on or before 4:30 p.m. on such day; otherwise, it shall be deemed to have been delivered on the next business day following delivery, and (ii) if solely by mail, on the first to occur or actual receipt. A party may change its address by Notice to the other party.

If to Seller:

     Tipperary Oil & Gas Corporation
     633 17th Street, Suite 1550
     Denver, Colorado   80202
     Attention: David L. Bradshaw
                President and Chief Executive Officer
     Telephone No:  (303) 293-9379
     Facsimile No.: (303) 292-3428

If to Buyer:

     Koch Exploration Company
     20 East Greenway Plaza
     Houston, Texas 77046
     Attention: Lance F. Harmon
                Land Manager
     Telephone No.: (713) 544-7414
     Facsimile No.: (713) 544-6161

with a copy to:

     Koch Exploration Company
     1625 Broadway, Suite 1570
     Denver, Colorado  80202
     Attention:  Brian J. Kissick
     Telephone No.: (303) 623-5264
     Facsimile No.: (303) 623-2455

     15.  Survival of Provisions.  Except as expressly provided in Section 9,
          ----------------------
the parties' respective covenants (including indemnification obligations) that are to be performed after the Closing or that may otherwise be applicable following the Closing, and the parties' respective warranties and representations (and disclaimers of warranties, representations, and covenants), shall survive the Closing and shall not terminate or merge into the Assignment or into any other documents or other instruments executed in connection herewith. The parties acknowledge that this Agreement contains warranties that are not included in the Assignment; and consistent with the foregoing, the warranties in this Agreement remain in effect as provided herein, even though not included in the Assignment.

     16.  Confidentiality.  The terms of this Agreement shall be kept
          ---------------
confidential and shall not be disclosed without the prior written consent of the other party. Notwithstanding the foregoing, however, disclosures by Seller shall be subject to Section 26, which shall control to the extent it is inconsistent with this subsection.

     17.  Further Assurances.  Without further consideration, each party shall
          ------------------
take such further actions and execute such further documents as may be reasonably requested by the other party in order to effectuate the purpose and intent of this Agreement.

     18.  Governing Law, and Venue. (a) This Agreement shall be: (i) deemed to
          ------------------------
have been negotiated, executed, and performed in Colorado, and (ii) governed by and interpreted in accordance with the Laws of Colorado, without regard to its conflict of law or choice of law rules.

     (b) Venue for the resolution of any disputes hereunder shall be limited to federal or state courts of competent jurisdiction sitting in Colorado.

     19.  Costs; and Late Payments. (a) Except as may be expressly provided
          ------------------------
otherwise herein, each party shall bear its own costs and expenses in connection with the negotiation and performance of this Agreement.

     (b) Any amounts owed by one party to another hereunder but not timely paid shall bear interest at the greater of Prime plus two percent (2%) per month or the highest amount permitted by Law, whichever is lesser. Prime shall mean the annual rate of interest from time to time established and announced by Chase Manhattan Bank of New York, New York for the guidance of its loan officers in pricing loans as its "Prime Rate of Interest".

     20.  Entire Agreement; Amendment; and Waiver. (a) This Agreement, which
          ---------------------------------------
includes any and all exhibits, contains the entire understanding and agreement of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, including that certain letter agreement dated April 3, 2001, as amended, between the parties.

     (b) No amendment or modification to this Agreement shall be effective unless be in writing and signed by all parties. Consistent with but not as a limitation on the foregoing, references in this Agreement to the parties attempting to agree, or unless otherwise agreed, or phrases of similar import, shall mean and require agreements reduced to writing.

     (c) No waiver by a party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

     21.  Section and Other Headings; Construction; and Remedies.  (a) The
          ------------------------------------------------------
section and other headings contained in this Agreement are for reference only and have no legal significance.

     (b) The use of pronouns is generic and they shall mean any gender as appropriate. The terms "include", "including," or similar terminology shall be construed as meaning without limitation as to the nature or scope of the referenced matters, whether similar or dissimilar to the referenced matters. The terms "herein" or "hereof," or similar terminology, shall be construed as referring to this Agreement rather than only the section in which such term appears. References to subsections shall refer to the section or subsection in which they appear, unless otherwise noted. This Agreement shall be deemed to have been drafted by both parties, and therefore the rule against construing ambiguities against the party drafting a contract shall be inapplicable to this Agreement.

     (c) Unless expressly provided otherwise, any rights and remedies for which this Agreement provides shall not be exclusive, but shall be in addition to those available under applicable Law.

     22.  Severability. If any provision of this Agreement is held to be invalid
          ------------
or unenforceable in whole or in part in any relevant jurisdiction, such provision, only to the extent invalid or unenforceable, shall be severable from this Agreement, and the other provisions of this Agreement (along with the provision at issue, to the extent that it would be valid and enforceable, and such provision shall be deemed to be so reformed) shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the purpose and intent of this Agreement. The invalidity or unenforceability, in whole or in part, of any provision of this Agreement in any relevant jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any Person affect the validity or enforceability of such provision with respect to any other Person.

     23.  Consequential Damages.  The parties hereby waive, and shall not assert
          ---------------------
any rights to, incidental, consequential, special, or punitive damages resulting from any breach of this Agreement, including without limitation loss of profits.

     24.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

     25.  Successors and Assigns; No Third Party Beneficiaries.  (a) This
          ----------------------------------------------------
Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller or Buyer.

     (b) This Agreement shall be construed to benefit the parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party.

     26.  No Publicity.  Neither Seller nor Buyer shall issue any publicity or
          ------------
press release concerning this Agreement or the transaction contemplated hereby without the prior written consent of the other, unless, in the written opinion of legal counsel acceptable to Seller, such disclosure is required by applicable law or other applicable rules or regulations of any governmental authority or stock exchange and such publicity or press release contains no more than the minimum information necessary to comply therewith.

     27.  No Recording.  This Agreement shall not be recorded by either party
          ------------
without the prior consent of the other party.

     IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:                          BUYER:

TIPPERARY OIL & GAS CORPORATION  KOCH EXPLORATION COMPANY


By:  /s/ David L. Bradshaw                    By: /s/ Dale G. Schlinsog
   -------------------------                  ---------------------------
     David L. Bradshaw                                Dale Schlinsog
     President and Chief Executive Officer            President

                                  EXHIBIT "C"
                                  -----------

                                  ASSIGNMENT

     THIS ASSIGNMENT ("Assignment"), dated May 4, 2001, is by and between Tipperary Oil & Gas Corporation, a Texas corporation ("Assignor"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, and Koch Exploration Company, a Kansas corporation ("Assignee"), the address of which is 20 East Greenway Plaza, Houston, Texas 77046.

                                   RECITALS:

     A. The parties entered into that certain Purchase and Sale Agreement dated May 4, 2001 ("Agreement"), pursuant to which Assignor agreed to sell, assign, and convey, and Assignee agreed to purchase certain Assets of Assignor.

     B. The Agreement provides for this Assignment to be executed and delivered at the Closing.

     C. All capitalized terms used in this Assignment without separate definition shall have the same meaning assigned to them in the Agreement.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Conveyance and Reservation. Assignor does hereby grant, bargain, sell, convey, and assign to Assignee as of the date hereof, subject to the terms and provisions of the Agreement, Assignor's right, title and interest in and to the following described property (collectively, the "Assigned Assets"):

     (a) An undivided fifty percent (50%) of Assignor's right, title and interest in and to Assignor's leasehold working interests in all: (i) oil and gas leases and any other mineral leases, and (ii) farmout agreements or other agreements but only insofar as (i) and (ii) are attributable to the real property described in Exhibit A (including any of Assignor's interest in any contiguous outside acreage of lands included, in part, within the real property described in Exhibit A). Such working interests are subject to and Assignee shall take such interests subject to all royalties, overriding royalties and other burdens on the Oil and Gas Properties.

     (b) An eighty percent (80%) (based on 100% working interest), net revenue interest in each leasehold interest that constitutes part of the Oil and Gas Properties; provided, however, if Assignor holds less than a 100% working interest in any particular lease then the net revenue interest as to such lease shall be proportionately reduced. Notwithstanding anything herein to the contrary, as to each leasehold interest that constitutes part of the Oil and Gas Properties, Assignor reserves unto itself and its successors and assigns an overriding royalty interest equal to the difference between: (i) twenty percent (20%) and (ii) the total amount of the royalty and overriding royalty interests that were a burden on said leasehold interest at the time acquired by Assignor; provided however, if Assignor acquired less than a 100% working interest in any particular lease, then the overriding royalty herein reserved by Assignor as to such particular lease shall be accordingly proportionately reduced. Consistent with, and by way of example but not limitation, if Assignor acquired only a fifty percent (50%) working interest in a lease and said interest entitled Assignor to a forty-four percent (44%) net revenue interest ("NRI") as to said lease, then with regard to the twenty-five percent (25%) working interest Assignee will acquire hereunder as to said lease, the NRI attributable to said 25% working interest will be only twenty percent (20%), and Assignor will reserve and own a two percent (2%) overriding royalty. Said 2% represents the difference between 22% (which is the NRI to which Assignee's 25% working interest would have been entitled in the absence of Assignor's reservation of the overriding royalty) and 20%. For the avoidance of doubt, this subsection shall only apply to the real property described in Exhibit A.

     (c) To the extent Assignor may lawfully assign and convey the same, an undivided fifty percent (50%) of Assignor's right, title and interest in and to all documents and agreements relating to the Oil and Gas Properties, to the extent and only to the extent related thereto, including without limitation: contracts; leases; operating agreements; surface agreements and gas balancing agreements; oil, gas and condensate purchase and sale agreements; processing, gathering, compression and transportation agreements; joint venture agreements; farmout agreements; farm-in agreements; dry hole agreements; bottom hole agreements; acreage contribution agreements; area of mutual interest agreements; saltwater disposal agreements; servicing contracts; easements; right of way agreements; servitudes, unitization or pooling agreements; lease files; abstracts and title opinions; permits and licenses; accounting records; electric logs and geological, engineering, and other technical data and records; and all other files, documents, contracts, agreements and records that directly relate to the Oil and Gas Properties; provided however, Assignor shall retain the originals of any or all of the foregoing.

     TO HAVE AND TO HOLD the Assigned Assets unto Assignee, its successors and assigns.

     2. No Merger. This Assignment shall not merge with or limit or restrict any provision of the Agreement and the provisions of the Agreement shall govern and control the rights and obligations of Assignor and Assignee with respect to all matters described therein, including, without limitation, representations and warranties, the apportionment of payment obligations and indemnification obligations.

     3. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Assignor and Assignee and each of their respective successors and assigns.

     4. Counterparts. This Assignment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Assignment has been executed and delivered on the date first set out above.


ASSIGNOR:                                    ASSIGNEE:

TIPPERARY OIL & GAS CORPORATION              KOCH EXPLORATION COMPANY


By:  ___________________________________     By:  _____________________________
     Jeff T. Obourn                               Lance F. Harmon
     Senior Vice President - Operations           Attorney-in-Fact

ATTEST:

By:_____________________________________
    Elaine R. Treece
    Corporate Secretary

                                ACKNOWLEDGMENTS

STATE OF COLORADO  )
                   ) ss
COUNTY OF DENVER   )

     On this 4th day of May, 2001, before me, a Notary Public of said state, duly commissioned and sworn, appeared Jeff T. Obourn, known to me to be the person whose name is subscribed to the within instrument as Senior Vice President - Operations of TIPPERARY OIL & GAS CORPORATION, a Texas corporation, and acknowledged to me that such corporation executed the same.

     Witness my hand and official seal.


                             ___________________________________________________
                             Phyllis Kajiwara - Notary Public, State of Colorado

My commission expires:  July 31, 2002


STATE OF COLORADO )
                  ) ss
COUNTY OF DENVER  )

     On this 4th day of May, 2001, before me, a Notary Public of said state, duly commissioned and sworn, appeared Lance F. Harmon, to me to be the person whose name is subscribed to the within instrument as duly authorized Attorney-in-Fact of KOCH EXPLORATION COMPANY, a Kansas corporation, and acknowledged to me that such corporation executed the same.

     Witness my hand and official seal.



                              ________________________________
                              Notary Public, State of Colorado

My commission expires:  ______________________

                                 EXHIBIT "D-1"
                                 -------------

                             OFFICER'S CERTIFICATE

     TIPPERARY OIL & GAS CORPORATION, a Texas corporation ("Seller"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, with respect to that certain Purchase and Sale Agreement dated May 4, 2001 ("Agreement"), between Seller and Koch Exploration Company, a Kansas corporation ("Buyer"), hereby certifies that: (i) Seller has materially complied with and performed all obligations pertaining to Seller, to be performed prior to the Closing, except for those waived by Buyer, and (ii) all of Seller's warranties and representations in the Agreement remain true and correct as of the date hereof, the same as if made as of the date hereof.

     Executed as of this 4th day of May, 2001.


                                     SELLER:

                                     TIPPERARY OIL & GAS CORPORATION


                                     By:  /s/ David L. Bradshaw
                                          -------------------------------------
                                          David L. Bradshaw
                                          President and Chief Executive Officer

                                 EXHIBIT "D-2"
                                 -------------

                             OFFICER'S CERTIFICATE

     KOCH EXPLORATION COMPANY, a Kansas corporation ("Buyer"), the address of which is 20 East Greenway Plaza, Houston, Texas 77046, with respect to that certain Purchase and Sale Agreement dated May 4th, 2001 ( "Agreement"), between Buyer and TIPPERARY OIL & GAS CORPORATION, a Texas corporation ("Seller"), the address of which is 633 17th Street, Suite 1550, Denver, Colorado 80202, hereby certifies that: (i) Buyer has materially complied with and performed all obligations pertaining to Buyer, to be performed prior to the Closing, except for those waived by Seller, and (ii) all of Buyer's warranties and representations in the Agreement remain true and correct as of the date hereof, the same as if made as of the date hereof.

     Executed as of this 4th day of May, 2001.

                                         BUYER:

                                         By:  /s/ Dale G. Schlinsog
                                              ---------------------
                                              Dale Schlinsog
                                              President

                                  EXHIBIT "E"
                                  -----------

                             NON-FOREIGN AFFIDAVIT
                     Exemption from Withholding of Tax for
                 Dispositions of U.S. Real Property Interests

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Koch Exploration Company that withholding tax is not required upon the disposition of U.S. real property interests by Tipperary Oil & Gas Corporation, the undersigned hereby certifies the following:

1. Tipperary Oil & Gas Corporation is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate for purposes of U.S. income tax;

2. That taxpayer identifying number of Tipperary Oil & Gas Corporation is 75-1446759; and

3. The office address of the financial headquarters of Tipperary Oil & Gas Corporation is 633 17th Street, Suite 1550, Denver, Colorado 80202.

     Tipperary Oil & Gas Corporation understands that this certification may be disclosed to the Internal Revenue Service by Koch Exploration Company or its affiliates or parent, and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, complete, and further declare I have authority to sign this document.

TIPPERARY OIL & GAS CORPORATION


By:  /s/ David L. Bradshaw
     ---------------------
     David L. Bradshaw
     President and Chief Executive Officer
     Dated:  May 4, 2001

     SUBSCRIBED AND SWORN TO by said David L. Bradshaw, as President and Chief Executive Officer of Tipperary Oil & Gas Corporation, before me this 4th day of May, 2001, to certify which witness my hand and seal of office.

                                    /s/ Phyllis Kajiwara
                                    --------------------------------------------
                             Phyllis Kajiwara - Notary Public, State of Colorado

My commission expires:  July 31, 2002